J. Alan Kugle, Esq.
P.O. Box 1826
Papaikau, Hawaii 96781

     Re:  ML MACADAMIA ORCHARDS, L.P. - ACQUISITION OF ASSETS OF KAU
          AGRIBUSINESS
          CO., INC., KAU SUGAR, INC., MAUNA KEA MACADAMIA ORCHARDS, INC., AND MAUNA KEA AGRIBUSINESS CO., INC.

Dear Mr. Kugle:

          We refer to the Asset Purchase Agreement dated as of March 14, 2000 (the "Contract") by and among Kau Agribusiness Co., Inc., a Hawaii corporation, Kau Sugar, Inc., a Hawaii corporation, Mauna Kea Macadamia Orchards, Inc., a Hawaii corporation, and Mauna Kea Agribusiness Co., Inc., a Hawaii corporation (collectively referred to herein as "Seller" and individually referred to herein as "Corporation") and ML Macadamia Orchards, L.P., a Delaware limited partnership (referred to herein as "Purchaser"). In this letter, capitalized terms have the same meaning as in the Contract.

          Pursuant to the requirement of Section 8.3(b) of the Contract, we as Purchaser's counsel provide the following opinions to Seller.

          1. Purchaser is a Delaware limited partnership, duly registered, validly existing, and in good standing under the laws of the State of Delaware, and it has all requisite power and authority to carry on the business it now carries on and to own the property it now owns. Purchaser's sole general partner is ML Resources, Inc., a Hawaii corporation. Purchaser through ML Resources, Inc. has all requisite power and authority to execute and deliver the Purchaser's Documents and to observe and perform all of the provisions and conditions thereof.

          2. Each of Purchaser's Documents has been duly authorized, executed, and delivered by Purchaser, through ML Resources, Inc.

          3. The Purchaser's Documents when executed by Purchaser through ML Resources, Inc. and delivered to Seller will be enforceable in accordance with their terms and shall constitute the valid and legally binding obligations of the Purchaser.

          4. The execution, delivery, and performance by Purchaser of Purchaser's Documents do not and will not result in any breach of the Partnership Agreement of Purchaser.

          5. The consummation of the transactions contemplated by the Purchaser's Documents will not conflict with or result in a breach of any applicable law, statute, ordinance, regulation, order, writ, injunction, decree or judgment of any court or governmental instrumentality, domestic or foreign.

          6. Except as disclosed in the Contract, to our knowledge no consent, approval, waiver, authorization, or act of, or the making by Purchaser of any registration, filing, or declaration with any Governmental Authority is required for the valid execution and delivery by Purchaser of the Contract or the consummation of the transactions contemplated thereby.

          To render the foregoing opinions, we have relied, as to various questions of fact material to such opinions, upon the representations made in Purchaser's Documents and upon the certificates of officers of Purchaser. We also have examined originals, copies of originals certified to our satisfaction, of such agreements, documents, certificates, and other statements of government officials and other instruments, have examined such questions of law and have satisfied ourselves as to such matters of fact as we have considered relevant and necessary as a basis for this opinion. We have assumed the authenticity of all documents submitted to use as originals, the genuineness of all signatures, the legal capacity of all natural persons, and the conformity with the original documents of any copies thereof submitted to us for our examination.

          This opinion is limited to the federal laws of the United States of America, the laws of the State of Hawaii, and Delaware limited partnership law.

          Any opinion or statement herein expressed to be "to our knowledge" or is otherwise qualified by words of like import means that the lawyers currently practicing law with this firm who have had an active involvement in negotiating the Contract and without any independent inquiry have no current conscious awareness of any facts or information contrary to such opinion or statements.

          We assume no obligation to update or supplement this opinion letter to reflect any facts or circumstances which may hereafter come to our attention with respect to the opinions expressed above, including any changes in applicable law which may hereafter occur.

          This opinion is being delivered solely for the benefit of the person(s) to whom it is addressed; accordingly, it may not be quoted, filed with any governmental authority or other regulatory agency, or otherwise circulated or used for any other purpose without our prior written consent.

                                 Very truly yours,

                                 CARLSMITH BALL

                                 By
                                   James H. Case

April 28, 2000